CORPORATE PROFILE

February 2017



Steel Partners Holdings
WebBank

STEEL PARTNERS HOLDINGS L.P.

590 Madison Ave
32nd Floor
New York, NY 10022
Phone: (212) 520-2300
www.steelpartners.com

Firm Founded:	1990
Current Entity Formed:	2008
Listed on the NYSE:	2012
Ticker:	SPLP
Price:	$17.60•
Market Cap:	$459 million•
Revenues (TTM):	$1.1 billion†
Net Income (TTM):	$81.9 million†
Book Value per Unit:	$22.39†
SOTP per Unit:	$30.04†
Units Outstanding:	26.2 million†
Insider Ownership:	50%*
Employees:	3,548*
Locations:	65 in 9 countries*
Fiscal Year End:	December 31

- • *As of Feb. 8, 2017*
- † *As of Sept. 30, 2016 (10-Q)*
- * *As of Dec. 31, 2015 (10-K or Proxy)*

INVESTMENT CONSIDERATIONS

- Deep discount to sum-of-the-parts; estimated value of $30.04 per unit is significantly greater than current market price
- Focused on enhancing value through profitable growth
- Proven benefits from Steel Business System, continuous improvement culture
- Successful history of identifying, negotiating and consummating accretive acquisitions
- Committed, experienced, proven management team, financially and operationally
- History of consistent, improving performance
- Rigid capital allocation policies focusing on prudent use of modest leverage to provide above average returns
- Effective use of Limited Partnership to maximize tax efficiencies

ABOUT STEEL PARTNERS HOLDINGS (NYSE: SPLP)

Steel Partners Holdings is a diversified global holding company focused on creating value through a unique business model. With companies in three broad operating segments: Diversified Industrial, Energy and Financial Services, Steel Partners Holdings consists of highly respected brands in 100 percent-owned businesses, controlled subsidiaries and active investments. The company trades at a deep discount to the sum-of-its-parts, with an estimated value significantly greater than its current market price.

We work with our companies to increase long-term corporate value for all of our stakeholders and unitholders, utilizing a collection of best practices through Steel Partners Operational Excellence Programs, the Steel Partners Procurement Council, Steel Partners Corporate Services, balance sheet improvements, capital allocation policies, and growth initiatives that result in a strengthened competitive advantage, enhanced customer satisfaction, operational excellence and increased profitability.

THE STEEL WAY: IMPROVING ECONOMIES OF SCALE

Steel Partners Holdings fosters a culture of continuous improvement, focused on helping its portfolio companies achieve sustainable, profitable growth, while enhancing unitholder value. By providing centralized services through Steel Partners Corporate Services and incorporating "The Steel Way", Steel Partners Holdings uses its Steel Business System to drive lean manufacturing initiatives; deploy rigid capital allocation policies; enable employee empowerment; and foster customer-focused execution. Portfolio companies also benefit from economies of scale, operational excellence programs, strategies to reduce overhead costs, merger & acquisition resources, and an experienced management team.



Steel
Business System
Strategy Deployment
Voice of the Customer
Safety
Quality
Delivery
Cost
Inventory
Growth
Customer Satisfaction
Profitable Sales Growth
Tools for Growth
Variation Reduction Tools
Lean Tools
Associate Development
Total Associate Involvement


STEEL PARTNERS HOLDINGS
WebBank

VALUE-BASED INVESTING

- Invest in good companies with simple business models at prices that have built-in margins of safety
- Avoid complex businesses or investments that cannot be easily explained or understood
- Create continuous improvement culture and implement operational excellence programs
- Control costs and use leverage prudently, or not at all
- Reward people who are empowered and hold accountable to deliver results
- Ensure the right core principles and culture

FINANCIAL RESULTS

(in millions)	Nine Months Ended		Year Ended	
	Sep-16	Sep-15	Dec-15	Dec-14
Revenue	$ 845.0	$ 742.6	$ 990.0	$ 849.5
Op income	$ 41.0	$ 51.6	$ 23.4	$ 25.3
Cash & Investments*	$ 510.5	$ 559.1	$ 433.9	$ 639.4
Total Debt	$ 423.0	$ 293.0	$ 299.4	$ 315.8
Partners' Capital	$ 585.6	$ 523.3	$ 558.0	$ 494.9
Noncontrolling interests†	$ 167.4	$ 216.4	$ 182.3	$ 169.2
Units Outstanding	26.2	27.1	26.6	27.6

** Cash includes $159 million of cash held by WebBank for banking operations*
† Noncontrolling interests in consolidated entities

CORPORATE MANAGEMENT TEAM

Warren Lichtenstein	*Executive Chairman*
Jack Howard	*President*
Jeff Svoboda	*Vice Chairman*
Doug Woodworth	*Chief Financial Officer*
Len McGill	*Sr. VP, Gen Counsel*
Pete Marciniak	*VP, Human Resources*

INVESTOR CONTACTS

Steel Partners Holdings L.P.
Michael Osborne
630.267.4058
mosborne@steelpartners.com

PondelWilkinson Inc.
Roger Pondel
310.279.5980
rpondel@pondel.com

BUSINESS SEGMENTS

DIVERSIFIED INDUSTRIAL

TTM Revenue: $930 million†

The Diversified Industrial segment primarily consists of the operations of Handy & Harman (NasdaqCM: HNH), a diversified manufacturing company, and API, a manufacturer and distributor of foils, films and laminates. Handy & Harman owns multiple market leading brands and businesses in joining materials, tubing, building and performance materials, electrical products and cutting replacement products and services that serve a diverse customer base, including the construction, electrical, electronics, transportation, power control, utility, medical, oil and gas exploration, aerospace and defense, and food industries. API provides exceptional brand enhancement for consumer goods and printed media worldwide across a wide-range of industry sectors, including premium drinks, confectionery, tobacco, perfumery, personal-care, cosmetics and healthcare to empower their brands on the shelf and in the hand.

ENERGY

TTM Revenue: $94 million†

The Energy segment consists of Steel Excel's Energy Services and Steel Sports businesses. Steel Excel's Energy Services business provides drilling and production services to the oil and gas industry. Steel Excel's Sports business is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect and integrity.

FINANCIAL SERVICES

TTM Revenue: $77 million†

The Financial Services segment primarily consists of WebBank, a Utah-chartered industrial bank. WebBank engages in a full range of banking activities, including originating and funding personal, commercial, and industrial loans; providing asset-based credit facilities and securitizations; issuing credit cards; and taking deposits that are federally insured.

INVESTMENTS

Short-Term Investments: $67 million†

The Company's short-term investments primarily consist of its marketable securities portfolio held by its subsidiary, Steel Excel.

Long-Term Investments: $115 million†

The Company's long-term investments primarily consist of its available-for-sale securities in Aerojet Rocketdyne and equity method investments in ModusLink and Aviat Networks.

† As of Sept. 30, 2016 (10-Q)